Exhibit 10.6

[Kinetik Holdings Inc. letterhead]

[•], 2022

[______________]

[______________]

[______________]

Dear [______________],

In recognition of your service as a director of Kinetik Holdings Inc. (the “Company”), the Company hereby grants you, as of the date hereof, an award (the “Award”) of [____] unrestricted shares of the Company’s Class A common stock (the “Stock”) under the Kinetik Holdings Inc. 2019 Omnibus Compensation Plan (as amended from time to time, the “Plan”). Capitalized terms used in this letter but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

The Award is fully vested upon grant and is subject only to the terms and conditions generally applicable under the Plan, any rules and regulations adopted by the Committee, and this letter.

Please contact the Company’s Director of Human Resources at your earliest convenience with appropriate instructions regarding how the Stock under this Award should be delivered to you.

Please be aware that you are responsible for the payment of any applicable taxes due as a result of the grant of the Award. The value of the Award will be reported on a Form 1099 issued to you at the end of the year; however, in the meantime you may want to consult your tax advisor to determine if you are required to make any quarterly estimated tax payments.

This grant is intended to fulfill the Plan’s purpose of promoting the interests of the Company by providing to employees and directors, such as yourself, incentive compensation awards that are based on Stock in order to encourage you to devote your best efforts to advance the business of the Company.

Sincerely,

[Name] [Title] Kinetik Holdings Inc.